UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 4, 2016

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 North Carson Street, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	530.416.0266

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 4, 2016, Del Toro Silver Corp. (the “Company”) entered into a Purchase Option Agreement with Lazarus Mining LLC (the “Vendor”), pursuant to which the Company purchased an option to acquire 100% of all right, title and interest in and to six (6) unpatented U.S. Bureau of Land Management mining claims, known as the Mt. Vernon Mine, located in Sierra Country, California. The Vendor is Nevada Limited Liability Corporation that is wholly owned and controlled by Patrick Fagen, the President, Chief Executive Officer, Secretary, Treasurer, Vice President, Chief Financial Officer, and Director of the Company.

Pursuant to the agreement, in consideration for a non-refundable deposit of $100 paid to the Vendor, the Company has acquired the exclusive right until January 31, 2017 to perform due diligence on the Mt. Vernon Mine and to purchase the 100% of the interest of the Vendor in the property, subject to a perpetual 2% net smelter returns royalty payable to the Vendor in respect of all gold production from the property.

The purchase price for the property will consist of $500,000, payable on or before January 31, 2017, and the issuance by February 15, 2017 of non-transferable stock options to purchase up to 2,000,000 common shares of the Company, exercisable for two years after issuance at a price of $0.05 per share.

The Company may extend the exclusivity period for up to three (3) additional thirty (30) consecutive day periods by paying an additional $1,000 non-refundable deposit for each such additional 30-day period. Payment for the extension term periods must be made prior to the end of the then current 30-day period and will be credited toward the total purchase price at closing.

If the Company completes the purchase of the property, it is required to purchase, for $5,000, all membership interest in River Resources LLC, which is the single purpose entity that holds the current plan of operations for the mine.

Item 9.01	Financial Statements and Exhibits

10.1	Purchase Option Agreement dated October 4, 2016 with Lazarus Mining LCC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/Patrick Fagen
Patrick Fagen
President, Chief Executive Officer, Secretary, Treasurer, Vice President, Chief Financial Officer, and Director
Date:	October 11, 2016